EXHIBIT 10.4

AGREEMENT

THIS AGREEMENT, made and entered into this this 12th day of December 2013, and between MCDAY OIL AND GAS, INC. AND MCDAY ENERGY CORPORATION, hereinafter referred to as FARMOR, and REGENT NATURAL RESOURCES CO. or an assignee affiliate, hereinafter referred to as FARMEE,

WITNESSETH:

WHEREAS, FARMOR controls 2,400 gross acres, more or less, located in Zavala County, Texas, as generally described on Exhibit A (the Acreage), which is attached hereto and specifically made a part hereof; and

WHEREAS, it is the mutual desire of the parties hereto that FARMOR and FARMEE may commence a re-completion, including clean-out, and drilling program for oil and natural gas purposes on said Acreage under the terms, conditions, reservations and stipulations as set out herein and under the terms and conditions of the Joint Operating Agreement, sometimes referred to herein as the JOA, dated December 28, 1989, as reflected on Exhibit B and made a part hereof for all purposes.

NOW, THEREFORE, in consideration of the sum of TEN DOLLARS and other valuable consideration paid by FARMEE to FARMOR, the receipt of which is hereby acknowledged as well as the benefits accruing or expected to accrue from the covenants herein contained, the parties hereto for themselves, their heirs, administrators, successors and assigns, do mutually covenant and agree as follows:

(1).    Terms and Conditions:

FARMEE, under the exclusive right hereunder, hereby agrees and commits to the following:

•	Clean-out the Johnson No. 2 unit in the Austin Chalk formation. FARMEE will fund 100% of the FARMOR clean-out costs and earn 50% of the FARMOR assigned Working Interest (“WI”)and Net Revenue Interest (“NRI”) in the Johnson No. 2 unit. In addition, FARMEE will fund the cost attributable to nonconsenting parties under the JOA and grant FARMOR an equitable interest in 50% of the WI and NRI attributable to any nonconsenting parties

AND

•	OPTION 1: FARMEE will have the option to deepen the Johnson No. 1 unit (new wellbore) or the Johnson No. 2 unit (existing wellbore) in a new Austin Chalk formation of the assigned units. FARMEE will fund the FARMOR cost to re-drill the new horizon and grant FARMOR 15% of the WI and NRI attributable to the FARMOR interest. In addition, FARMEE will fund the cost attributable to any nonconsenting parties under the JOA and grant FARMOR an equitable interest in 15% of the WI and NRI attributable any nonconsenting parties .

OR

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•	OPTION 2: FARMEE will have the option to drill new wells offsetting the Johnson No. 1, No. 2 or No. 3 in the Austin Chalk, Eagle Ford or Buda formations (outside of the assigned units). The location and formation shall be as preferred by FARMEE. FARMEE will fund 100% of the cost to re-drill and carry FARMOR for 15% of the WI and NRI available to FARMEE from any nonconsenting parties under the JOA. FARMEE has the right but not the obligation to utilize the existing No. 3 wellbore.

(2).    Term

100% of the clean-out expense of the Johnson No. 2 attributable to the FARMEE shall be funded on or before 14 days following the required response date of the proposed AFE by the FARMOR to the WI owners.

On or before January 15, 2014, FARMEE will announce an election between OPTION 1 and OPTION 2 and the corresponding AFE shall be prepared by FARMOR for all WI owners. The AFE expenses attributable to the FARMEE shall be funded 50% by the FARMEE within 14 days of the mailing date of an AFE by the FARMOR to the WI owners. The balance of the AFE expenses attributable to the FARMEE shall be funded upon completion of the well.

Upon the satisfaction of the initial clean-out and the satisfaction of either OPTION 1 or OPTION 2 on or before April 1, 2014, FARMEE will have the exclusive right to continue deepening or drilling under the terms and conditions set forth in paragraph 1 for OPTION 1 and OPTION 2 SO LONG AS FARMEE maintains continuous activity by deepening or spudding a well at least two times in a 12 month period following the initial clean-out of the Johnson No. 2. FARMEE agrees to utilize its best efforts to complete and place on production any Well drilled by FARMEE hereunder within three (3) months if, in the sole and exclusive opinion of FARMEE, oil and/or gas can be produced from such Well in paying quantities. It is further understood that any oil and gas interests in the Acreage described in Exhibit A, that are acquired by FARMEE during the term of the Agreement, shall be subject to this Agreement as if such leased oil and gas interests were acquired by FARMOR.

(3).    Title to Acreage

FARMOR makes no warranty as to the presence of gas and/or oil in this Acreage, nor to the ownership of control thereof, and FARMEE shall assume the risk of proving title. FARMOR shall diligently defend against any and all challenges to any and all leases and/or rights subject to this Agreement by, through or under FARMOR.

(4).    Performance of Lease Terms

FARMEE agrees to perform and faithfully carry out all the terms, provisions, and obligations contained in the subject lease(s), including all express or implied covenants pertaining thereto, insofar as the same are applicable to the Acreage dedicated to this Agreement with the exception of delay rental and/or shut-in payments in accordance with the JOA shall remain the duty and obligation of FARMOR.

FARMEE agrees to indemnify and hold FARMOR harmless from any and all matters arising out of FARMEE's operations on the Acreage and to protect and preserve said Acreage from any and all liens, claims, judgments and demands whatsoever.

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(5).    Notices and Well Information

A)  Well Information—All Well data, information, drilling and Well notices, electric logs, mud logs and so forth relating to each Well drilled hereunder shall be mutually shared by the FARMOR and FARMEE and forwarded to the addresses indicated below. The respective Well data and Well information shall be held confidential by FARMEE and FARMOR for a period of one year after each Well is completed, except as required by applicable laws and regulations, unless written consent is obtained by the party desiring to disclose such Well data and Well information to a third party. However, either party may show the Well data and Well information to its consultants for analysis and interpretation or to reputable financial institutions.

B)  In General—All notices, payments or other correspondence provided for in this Agreement shall be as follows:

FARMOR

Richard McPherson

McDay Oil and Gas, Inc.

5646 Milton, Suite 716

Dallas, Texas 75206

FARMEE

David Nelson

Regent Natural Resources Co.

5646 Milton, Suite 722

Dallas, Texas 75206

Either party may change the address to which notices are to be sent by giving written notice with pertinent details to the other party pursuant to this Paragraph (5).

(6).    Taxes

Each party hereto shall be responsible and liable for its taxes relating to the improvements on the property and the production associated therewith.

(7).    Reservations

A)    Access—FARMOR reserves the right of ingress, egress and regress over said Acreage in addition to reserving the right to use any roadways or rights-of-way located now or in the future on the Acreage. The cost sharing of the road maintenance and up keep shall be mutually agreed upon by the parties hereto on a case by case basis.

B)    Operations—FARMEE reserves the right to name the operator for any new horizontal well. FARMOR and FARMEE reserve the right at all times for itself, its agents and representatives, to inspect the operations on the Acreage. The operations of the Acreage shall be governed by the JOA which terms are incorporated herein by reference.

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C)    The parties hereto acknowledge and agree that Acreage dedicated to this Agreement is limited to only those certain geologic formations lying from the surface to 7,010 feet, but in no event below the base of the Edwards formation.

(8).    Seismic Data and Information

FARMEE may, at its sole and exclusive election, acquire seismic information pertaining to the Acreage. The costs and expenses relating to such seismic acquisition shall be borne solely by FARMEE and FARMEE shall provide a copy of such seismic to FARMOR without charge.

(9).    Leasehold Assignment

FARMOR shall, upon completion of each Well re-completed, including clean-out, or drilled hereunder and upon receipt of all the necessary information pertaining to said Well, as discussed in Paragraph (5). A) hereinabove, assign to FARMEE the WI and NRI earned pursuant to the terms hereunder for the maximum vertical or horizontal unit allowable by the Railroad Commission of Texas..

Said Assignment shall be made without representation or warranty of title, either expressed or implied, and shall be effective as to only the producing formation or formations and shall be made pursuant to the terms, conditions, stipulations and restrictions contained herein.

Such assigned Acreage shall be free and clear of all liens and encumbrances created by or through FARMOR. The Acreage attributable to nonconsenting parties shall not be assigned hereunder.

(10).    Default

In the event FARMOR considers FARMEE has not complied with any of its obligations hereunder, either expressed or implied, FARMOR shall notify FARMEE in writing setting out specifically in what respects FARMEE has breached this Agreement. FARMEE shall have 30 days after receipt of such notice in which to meet or commence to meet all or any part of its breaches alleged by FARMOR. The service of said notice shall be precedent to the bringing of any action by FARMOR for any cause and no such action shall be brought until the lapse of 30 days after notice of service on FARMEE. Neither the service of said notice nor the doing of any acts by FARMEE aimed to meet all or any part of the alleged breaches shall be deemed an admission or presumption that FARMEE has failed to perform all of its obligations hereunder.

If FARMEE fails to comply with any of the provisions of this Agreement, FARMOR may, at its option, in addition to any other remedy available at law or equity, terminate this Agreement.

In the event FARMOR terminates this Agreement, FARMEE shall retain only the Acreage or portions thereof on which is situate a producing oil and/or gas Well and the Acreage or portions thereof upon which FARMEE is then currently drilling or completing a Well or Wells.

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(11).    Abandonment

FARMEE shall not at any time plug and abandon any Well without first giving FARMOR thirty (30) days written notice at the address set forth in Paragraph (5). of such desire and intention. FARMOR shall have thirty (30) days after receipt of such notice within which to notify FARMEE, at its address hereinbefore given, whether or not FARMOR elects to take over such Well. FARMOR shall have the right to take over any such Well by paying FARMEE the net salvage value of all materials in or associated with such Well, less the calculated estimated costs and expenses of plugging back such Well to a shallower geologic zone of interest to FARMOR, provided, however, FARMOR shall not be required to make payment therefore or be permitted to take over such Well until FARMOR shall have approved or accepted title to the Well. If FARMOR fails or neglects to so notify FARMEE at its address hereinabove given of such election within said thirty (30) day period it shall be deemed that FARMOR does not elect to take over the Well. If FARMOR elects not to take over such Well, FARMEE shall plug and abandon said Well and shall, within a reasonable time thereafter, remove all material and debris placed on the Acreage by FARMEE and restore the associated Well Acreage by filling and leveling the slush pits, plugging the Wells according to the rules and regulations of the Texas Railroad Commission, all at the risk, cost and expense of FARMEE or convey such Wells to a third party which conveyance shall be approved in writing by FARMOR prior to the delivery thereof. Upon the election of FARMOR to take over any Well and the delivery of the requisite payment, if any, FARMEE shall deliver unto FARMOR a proper assignment of the Well and its associated Earned Acreage, warranting the same to be free and clear of all liens, claims, clouds and encumbrances caused, suffered or created by, through or under FARMEE. Further, FARMEE shall not surrender any Earned Acreage without first offering to reassign such Acreage to FARMOR.

Nothing herein contained, expressed or implied, shall ever be construed as relieving FARMEE from any of its obligations hereunder.

(12).    Rules and Regulations

The FARMOR and FARMEE, and their respective assigns or designees, agree to conform to the laws of the State of Texas and to the rules and regulations of all governmental agencies having jurisdiction, over the location, spacing, drilling, operation, abandoning and plugging of Wells, the control of water, gas or oil therein, and to the production of oil and gas.

(13).    Insurance

The FARMOR and FARMEE, and their respective assigns or designess, agree that the Operator, at all times during the life of this Agreement, shall comply with all applicable Federal and State Workman's Compensation Act or Acts and shall carry and maintain the types and amounts of insurance usual and customary in the industry.

No recitation of any amount or amounts herein shall be construed, in any manner, to limit Operator's liability under this Agreement.

(14).    Arbitration

Any dispute or controversy arising out of or relating to this Agreement shall be determined and settled by arbitration in the City of Dallas, State of Texas, in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association. The award rendered by the arbitrator shall be final and conclusive. The expense of arbitration shall be borne by the parties equally.

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(15).    Waivers

The failure of FARMOR to seek redress for violations of or to insist upon the strict performance of any covenant or condition of the Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation.

(16).    Agreement Assignability

It is understood that this Agreement shall be binding upon the parties hereto, their successors and assigns; provided, however, that this contract, the Acreage, nor FARMEE's interest in any Well drilled pursuant to this Agreement may not be assigned in whole or in part by FARMEE without FARMOR's written consent thereto, and further provided that any assignment hereafter executed shall specifically refer to and be made subject to the terms and conditions hereof. FARMOR agrees not to unreasonably withhold its consent. Notwithstanding anything herein to the contrary, it is understood that FARMOR's consent is not required should FARMEE assign its interest in this Agreement, the Acreage or the Well or the Wells to an affiliate of FARMEE. However, such assignment shall be made subject to this Agreement.

(17).    Entire Agreement

The terms of this Agreement constitute the entire contract of the parties and there are no agreements, undertakings, obligations, promises, assurances or conditions, whether precedent or otherwise except those specifically set forth in this Agreement.

(18).    Headings for Convenience

The paragraph headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

(19).    Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

(20).    Applicable Law

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, it is expressly agreed that all terms and provisions hereof shall be construed under the laws of Texas.

FARMOR:

MCDAY OIL AND GAS, INC.
MCDAY ENERGY CORPORATION

By:	/s/ Richard McPherson
Richard McPherson, Vice President

FARMEE:

REGENT NATURAL RESOURCES CO.

By:	/s/ David Nelson
David Nelson, President

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